Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jones Lang LaSalle Incorporated:

We consent to the use of our reports dated February 25, 2019, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report covering the December 31, 2018 financial statements refers to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of ASC Topic 606, Revenue Recognition – Revenue from Contracts with Customers.

/s/ KPMG LLP

Chicago, Illinois

May 29, 2019